Exhibit 99.1

DISCOVER FINANCIAL SERVICES REPORTS SECOND QUARTER NET INCOME OF $669 MILLION
OR $1.91 PER DILUTED SHARE

Riverwoods, IL, July 26, 2018 - Discover Financial Services (NYSE: DFS) today reported net income of $669 million or $1.91 per diluted share for the second quarter of 2018, as compared to $546 million or $1.40 per diluted share for the second quarter of 2017. The company’s return on equity for the second quarter of 2018 was 25%.

Second Quarter Highlights

•	Total loans grew $6.8 billion, or 9%, from the prior year to $84.8 billion.

•	Credit card loans grew $6.0 billion, or 10%, to $67.8 billion, and Discover card sales volume increased 9% from the prior year, to $35.1 billion.

•
Total net charge-off rate increased 40 basis points from the prior year to 3.11%. Excluding purchased credit-impaired ("PCI") loans, total net charge-off rate increased 39 basis points from the prior year to 3.18% and the total 30+ day delinquency rate increased 15 basis points from the prior year to 2.08%.

•	Consumer deposits grew $4.5 billion, or 12%, from the prior year to $42.3 billion.

•	Payment Services transaction dollar volume was $57.3 billion, up 14% from the prior year.

“Our investments in the Discover brand and in growth initiatives across our product set continued to drive outstanding returns this quarter. The direct impact of these initiatives was evident in our continued strong loan and revenue growth," said David Nelms, chairman and CEO of Discover. “Our new capital plan includes a 14% increase in our dividend which, combined with share repurchases, is expected to contribute to a robust level of capital return over the next year."

Segment Results:

Direct Banking

Direct Banking pretax income of $837 million in the quarter increased by $6 million from the prior year driven by higher net interest income, largely offset by an increase in the provision for loan losses and higher operating expenses.

Total loans ended the quarter at $84.8 billion, up 9% compared to the prior year. Credit card loans ended the quarter at $67.8 billion, up 10% from the prior year. Personal loans increased $349 million, or 5%, from the prior year. Private student loans increased $186 million, or 2%, year-over-year, and grew $666 million, or 10%, excluding purchased student loans.

Net interest income increased $191 million, or 10%, from the prior year, driven by loan growth and a higher net interest margin. Net interest margin was 10.21%, up 10 basis points from the prior year. Card yield was 12.88%, an increase of 22 basis points from the prior year as a result of increases in the prime rate, partially offset by a change in portfolio mix and higher interest charge-offs. Interest expense as a percent of total loans increased 34 basis points from the prior year, primarily as a result of higher market rates.

Other income decreased $10 million, or 2%, from the prior year, driven by higher promotional rewards cost.

The 30+ day delinquency rate for credit card loans was 2.16%, up 16 basis points from the prior year and down 17 basis points from the prior quarter. The credit card net charge-off rate for the second quarter was 3.34%, up 40 basis points from the prior year and 2 basis points from the prior quarter. The student loan net charge-off rate, excluding PCI loans, was 1.16%, up 1 basis point from the prior year. The personal loans net charge-off rate of 3.97% increased by 79 basis points from the prior year. Net charge-off rates were generally higher because of supply-driven credit normalization and the seasoning of loan growth.

Provision for loan losses of $742 million increased $103 million from the prior year due to higher net charge-offs, partially offset by a lower reserve build. The reserve build for the second quarter of 2018 was $93 million, compared to a reserve build of $119 million in the second quarter of 2017.

Expenses increased $72 million from the prior year as a result of higher employee compensation and marketing expenses. Employee compensation increased as a result of higher staffing levels and higher average salaries. Marketing expenses increased as a result of higher investment in new account acquisition and brand advertising.

Payment Services

Payment Services pretax income was $40 million in the quarter, up $4 million from the prior year, due to higher revenue driven by international growth.

Payment Services transaction dollar volume was $57.3 billion, up 14% versus the prior year. PULSE transaction dollar volume was up 14% year-over-year, which reflects the impact of new issuers on the network as well as strong growth from existing issuers. Diners Club volume increased 8% year-over-year driven by continued strength of newer franchise relationships. Network Partners volume increased by 33% from the prior year driven by AribaPay.

Share Repurchases

During the second quarter of 2018, the company repurchased approximately 7.6 million shares of common stock for $555 million. Shares of common stock outstanding declined by 2.0% from the prior quarter.

Federal Reserve Response To 2018 Capital Plan

On June 28, 2018, Discover Financial Services announced that the Board of Governors of the Federal Reserve System notified Discover that it has no objections to the company's planned capital actions through June 30, 2019, which include an increase in the company's quarterly dividend from $0.35 to $0.40 per share of common stock and share repurchases of up to $1.85 billion during the four quarters ending June 30, 2019.

Conference Call and Webcast Information

The company will host a conference call to discuss its second quarter results on Thursday, July 26, 2018, at 4:00 p.m. Central time. Interested parties can listen to the conference call via a live audio webcast at https://investorrelations.discover.com.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover card, America's cash rewards pioneer, and offers private student loans, personal loans, home equity loans, checking and savings accounts and certificates of deposit through its direct banking business. It operates the Discover Global Network, comprised of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in 190 countries and territories. For more information, visit www.discover.com/company.

Contacts:

Investors:
Craig Streem, 224-405-5923
craigstreem@discover.com

Media:
Jon Drummond, 224-405-1888
jondrummond@discover.com

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company's Current Report on Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC's website (http://www.sec.gov) and the company's website (https://investorrelations.discover.com).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which speak to our expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions. Such statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment, the levels of consumer confidence and consumer debt, and investor sentiment; the impact of current, pending and future legislation, regulation, supervisory guidance, and regulatory and legal actions, including, but not limited to, those related to tax reform, financial regulatory reform, consumer financial services practices, anti-corruption, and funding, capital and liquidity; the actions and initiatives of current and potential competitors; the company's ability to manage its expenses; the company's ability to successfully achieve card acceptance across its networks and maintain relationships with network participants; the company's ability to sustain and grow its non-card products; difficulty obtaining regulatory approval for, financing, closing, transitioning, integrating or managing the expenses of acquisitions of or investments in new businesses, products or technologies; the company's ability to manage its credit risk, market risk, liquidity risk, operational risk, compliance and legal risk, and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in the company's investment portfolio; limits on the company's ability to pay dividends and repurchase its common stock; limits on the company's ability to receive payments from its subsidiaries; fraudulent activities or material security breaches of key systems; the company's ability to remain organizationally effective; the company's ability to increase or sustain Discover card usage or attract new customers; the company's ability to maintain relationships with merchants; the effect of political, economic and market conditions, geopolitical events and unforeseen or catastrophic events; the company's ability to introduce new products or services; the company's ability to manage its relationships with third-party vendors; the company's ability to maintain current technology and integrate new and acquired systems; the company's ability to collect amounts for disputed transactions from merchants and merchant acquirers; the company's ability to attract and retain employees; the company's ability to protect its reputation and its intellectual property; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters. The company routinely evaluates and may pursue acquisitions of or investments in businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or the company's debt or equity securities.

Additional factors that could cause the company's results to differ materially from those described in the forward-looking statements can be found under “Risk Factors,” “Business - Competition,” “Business - Supervision and Regulation” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended December 31, 2017, and “Management's Discussion & Analysis of Financial Condition and Results of Operations” in the company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, which are filed with the SEC and available at the SEC's internet site (http://www.sec.gov).